Exhibit 99.1

INTRODUCTION

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Good (morning). I am TR Findlay from Nuveen Investments. I am here with Doug Hepworth, Director of Research for Gresham Asset Management and Dave Lamb, Senior Vice President of Financial Modeling and Analysis with Nuveen Investments. They are here today to discuss Nuveen Diversified Commodity Fund (NYSE Amex: Ticker symbol CFD).

•	Before Doug begins, let me address a few items regarding CFD:

o	CFD was organized as a Delaware statutory trust on December 7, 2005 and completed its initial public offering on September 30, 2010.

o	CFD is an actively-managed, exchange-traded commodity pool. The Fund’s shares represent units of fractional undivided beneficial interest in and ownership of the Fund. The Fund is not a mutual fund, a closed-end fund, or any other type of “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), and is not subject to regulation thereunder.

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The Fund’s investment objective is to seek to generate higher risk-adjusted total return than leading commodity market benchmarks, specifically the Dow Jones-UBS Commodity Index® (“DJ-UBSCI”) and the S&P GSCI® Commodity Index (“GSCI”), and passively managed commodity funds.

o	In pursuing its investment objective, the Fund invests directly in a diversified portfolio of commodity futures and forward contracts to obtain broad exposure to all principal groups in the global commodity markets.

o	The Fund is unleveraged, and the Fund’s commodity contract positions are fully collateralized with cash equivalents and short-term, high grade debt securities.

o	The Fund also writes commodity call options seeking to enhance the Fund’s risk-adjusted total return.

o	The Manager focuses on the Dow Jones UBS Commodities Index (DJUBSCI) when evaluating the commodity futures, forwards, and options positions (the commodity portfolio) in the Fund’s portfolio.

o	Please note that investments in commodity futures and forward contracts and options on commodity futures and forward contracts have a high degree of price variability and are subject to rapid and substantial price changes. The Fund could incur significant losses on its commodity investments.

I would now like to turn the call over to Doug Hepworth from Gresham.

I.	Market Commentary & Outlook

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The overall commodities market as represented by the DJ-UBSCI has been challenged year-to-date by continued uncertainty regarding Europe’s sovereign debt troubles and the future of global economic growth

•	YTD thru November, only two Commodity Groups are positive: Precious Metals and Livestock

o	Gold, up 22%, has driven Precious Metals while Hogs and Cattle are up single digits within Livestock

o	Livestock has done particularly well due to an increased level of exports

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To cover a few of the other Groups, Agriculturals have been hit reasonably hard and the Group was down 18% through November with Chicago Wheat, the only contract in the UBSCI falling 38%. CFD can and does diversify in Wheat by holding Kansas City Wheat contracts which have done better but are still down about 27%.

•	Energy as Group is down 11% but looking at the DJUBSCI sub-groups can provide some context.

o	Natural Gas is the driver to the downside falling almost 37% YTD through November

o	WTI oil is also down but slightly, at -2% YTD. Brent, which is not currently in the index, but held in CFD is up over 25% YTD. Heating Oil and Natural Gas are also positive YTD.

o	Back to WTI/Brent for a minute – Brent has been in the portfolio and will be coming into the DJUBSCI in January 2012. The index will split its crude oil exposure between WTI and Brent in a proportion of 65% and 35%, versus 100% WTI previously, and market estimates call for about $4 billion to be taken from WTI and invested in Brent.

o	Given the size of the move, and the fundamental forces working in the opposite direction to reduce supplies of WTI, investors should be prepared for extreme volatility in Crude Oil during the next two months.

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To conclude my Market Commentary comments, while in some senses it feels like correlations are up, and we observe that in the short-run this is true, there is much more diversity of returns happening at the sub-group level.

•	Longer-term, we have experienced periods where correlations move closer to other asset classes but supply-demand fundamentals always prevail in our experience.

II.	Portfolio Positioning & January Rebalancing

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Looking at the portfolio’s posture at the end of November, our largest Group weight is Energy at 38%. This is also the largest overweight at about 4% greater than DJUBSCI. Within the Energy Group we’re overweight Crude Oil including Brent and underweight Natural Gas.

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Industrial Metals is our second largest absolute Group weight and also the second largest overweight at 17% versus 14%. We’re about 2% overweight Copper and generally neutral to the others like Aluminum and Nickel. Copper makes up about half the Group weight at 6.5%. Our 8% holding includes contracts we hold on the LME, which the Index does not. UBSCI contracts are COMEX contracts and largely for liquidity we do hold contracts on both exchanges We’re most underweight the Agricultural Group holding 14% to the Index’s 20%.Corn and Soybeans drive the underweights at a bit more than 4% each versus 7% and not quite 7% for the benchmark weights.

•	We’re about 3% underweight Precious metals mostly via our underweight Gold position.

•	We’ll be conducting our annual rebalance where we’ll set the weights of our holding coming up in January.

•	Here at Gresham, we base our investment decisions, the commodities we invest in and the amount we target, on three inputs:

o	Systematic calculations of the values of global commodity production

o	Total U.S. dollar trading volume on commodity futures and forwards exchanges, in other words liquidity

o	Global import/export trade values.

•	The specific commodities in which we invest CFD’s commodity portfolio and the relative target weighting of those commodities, are determined annually and we are just beginning that process now.

III.	Portfolio Performance vs Benchmark YTD as of 9-30-11

•	The fund’s commodity portfolio holdings were down YTD but outperformed the benchmark by 470 basis points(-9.0% on gross basis versus -13.7% for the DJ-UBSCI)

•	The overall commodities market has been challenged by continued uncertainty regarding Europe’s sovereign debt troubles and the future of global economic growth

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In this environment, for the year through September 30, CFD’s portfolio generated positive absolute returns in 2 of the 6 main commodity groups and had negative returns in the other 4, as did the DJUBSC Index. However, CFD’s portfolio outperformed the Index in 4 of the 6 Groups being flat versus Industrial Metals and underperforming in the Precious Metals category driven by an underweight in Gold.

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Holdings in the Energy group had the largest outperformance when compared to the Index (by approximately 3.3%), largely because of the underweighting in Natural Gas which was down 26% through quarter-end and our inclusion of Brent Crude which is not currently held in the DJ-UBSCI portfolio. Our Brent contracts are up over 11% YTD while WTI Oil contracts were down more than 20%.

•	The commodity portfolio’s positions in Soybeans, Chicago and Kansas City Wheat, and Sugar also contributed to outperformance vs. the DJUBSCI

IV.	Contribution of Options Strategy YTD as of 9-30-11

•	The commodity call option component of the investment strategy has helped performance over the YTD period.

•	We have seen it help limit volatility without sacrificing significant appreciation in the commodity futures contracts.

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Our quantitatively driven strategy sets the call option strike prices we write/sell at various levels out-of-the money. Typically, the more out-of-the-money a written call option strike price is, the more upside potential remains, though this is balanced by less premium received for selling the options.

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YTD several of the portfolio’s options expired without being exercised. This allowed us in several cases to earn the call option premium offsetting some of the losses experienced in the futures positions without sacrificing appreciation by being exercised.

•	In certain cases where the futures price appreciation was significant the options we wrote were exercised, which limited the full participation in that particular commodity contract’s gains.

In total, CFD’s NAV including across all of the commodity and options holdings, as measured by standard deviation of 16% for CFD and 17.69% for the DJUBSCI, the commodity portfolio outperformed the index with less volatility.

I would now like to turn the call over to Dave Lamb, who will discuss distributions.

V.	Fund & Secondary Market Performance/Distributions/

•	From inception through 12/9/11, the fund had an annualized total return of 6.19% on NAV and -12.99% on market price. Over the same period, the DJ-UBS index had an annualized total return of 2.46%.

•	YTD through 12/9/11, the fund had a cumulative total return of -6.23% on NAV and -16.64% on market price. Over the same period, the DJ-UBS index had a cumulative return of -11.9%

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The strong relative performance on net asset value continues in the 4th quarter. From 9/30/11 through 12/9/11, the fund had a cumulative total return of 3.98% on NAV and -0.32% on market price. Over the same period, the DJ-UBS index had a cumulative return of 1.99%

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The fund’s market price generally tracked NAV during the first 7 months of the year. Beginning in August, however, the fund’s market price began to underperform its NAV and that underperformance has increased in the 4th quarter.

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We believe there are several contributing factors: the return of risk-aversion (“risk off”) in response to global events and heightened market volatility, including commodity markets; a slowing of institutional flows into the fund; and traditional year-end tax loss harvesting.

Please note that these factors represent our opinion regarding the underperformance of CFD’s market price relative to net asset value. The absence of any or all of these factors may or may not lead to an increase in the fund’s market price relative to net asset value.

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CFD produces a monthly distribution designed to provide shareholders with a regular cash flow at a level that approximates long-term return expectations using historical and prospective return streams as the basis for the distribution level.

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Since CFD is taxed as a partnership, the monthly distribution is not considered income nor gains but simply a cash flow distribution. After year-end, shareholders receive their allocable portion of income, gains, and expenses based on their pro-rata share of the partnership.

•	The initial monthly distribution was declared in October 2010 at $.1450 per share and has remained stable for the past 15 months.

•	The initial distribution rate on the $25 IPO price was 6.96% and 7.29% on the initial net asset value.

•	As of 12/9/11, the current distribution rate was 8.62% on a market price of $20.19 and 7.38% on a net asset value of $23.59.

I will now turn the call back over to Doug to discuss position limit regulations and wrap up the call.

VI.	Position Limits regulations

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As you may be aware, for nearly two years since the introduction and enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the commodities trading community has been preparing for a broad set of rules limiting the size of positions allowed to traders and investors.

•	After a number of delays, the CFTC at last voted on the final regulations on October 18.

•	While the CFTC’s position limits may turn out to be a constraint to some large traders,

o	They will not require Gresham Investment Management and our commodities investment strategies to liquidate any positions, will not have any substantial effect on our operations, and should accommodate growth in our strategies for the foreseeable future.

o	Of course, we will continue to monitor developing regulations and adjust strategy capacity accordingly.

VII.	MF Global:

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To add to the list of global-scale issues commodities markets have contended with in 2011 — stagnation in developed economies, slowing growth in emerging markets, and political strife in the Middle East and Europe — October brought another from within the industry: the sudden failure of MF Global Group on October 31.

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MF Global had been one of the largest brokers in commodities, both in the US markets and around the world: for the year ended March 31, 2011, it ranked first in volume on the NYMEX, COMEX and Sydney Futures Exchange; second and third at the CME and CBT, respectively; and fourth at the Euronext.Liffe and Singapore Exchange.

•	Gresham had traded through MF Global only occasionally; as we noted in a letter to investors on November 3, the assets of Gresham, the Nuveen CFD fund and our investors had no exposure to MF Global.